Exhibit (a)(5)(C)

PRESS RELEASE

CONTACT: Todd Pozefsky
(203) 458-5807

WHITE MOUNTAINS ANNOUNCES
FINAL RESULTS OF ITS TENDER OFFER

HAMILTON, Bermuda, May 11, 2018 — White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today the final results of its “modified Dutch auction” tender offer. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on May 7, 2018.

Based on the final count by the depositary for the tender offer, 584,106 shares were properly tendered and not properly withdrawn at or below the final purchase price of $875 per share.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, the Company has purchased 575,068 shares at the final purchase price of $875 per share on a pro rata basis, except for tenders of odd lots, which have been accepted in full, for a total cost of approximately $503.2 million, excluding fees and expenses related to the tender offer. White Mountains has determined that the proration factor for the tender offer, after giving effect to the priority of the odd lots, is approximately 98.4%. The shares purchased in the tender offer represent approximately 15.3% of White Mountains’s shares outstanding as of April 9, 2018.

Payment for the shares purchased under the tender offer will be made promptly, and all shares tendered and not purchased will be returned promptly to shareholders.

The Company expects to have 3,178,337 common shares outstanding as of the time immediately following payment for the accepted shares.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., at (800) 893-5865 (toll free) or by email at wtm@dfking.com. The dealer managers for the tender offer were J.P. Morgan Securities LLC and Barclays Capital Inc.

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”. All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•                                  change in adjusted book value per share or return on equity;

•                                  business strategy;

•                                  financial and operating targets or plans;

•                                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves;

•                                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                  expansion and growth of its business and operations; and

•                                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                  the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed February 28, 2018;

•                                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                                  the continued availability of capital and financing;

•                                  general economic, market or business conditions;

•                                  competitive forces, including the conduct of other insurers;

•                                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                                  an economic downturn or other economic conditions adversely affecting its financial position; and

•                                  other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to shareholders or as otherwise required by law, the Company assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.